Exhibit 19.1

IRONWOOD PHARMACEUTICALS, INC.

INSIDER TRADING PREVENTION POLICY

1.	Policy

The purpose of this policy is to reduce the potential for risk of violating U.S. securities laws by the directors, officers, other employees, and consultants of Ironwood Pharmaceuticals, Inc. (the “Company”) as well as the potential for such risk by the members of their families or others who share the same household as the director, officer, employee, or consultant or other family members whose transactions in Company securities are directed by the director, officer, employee, or consultant (“Family Members”).

2.	Scope

This policy applies to all Ironwood directors, officers, employees, consultants and their Family Members, as well as their family trusts, family partnerships and similar entities controlled by them. Directors, officers, employees, and consultants are responsible for informing their Family Members of, and ensuring their compliance with, their obligations under this policy.  This policy is referenced in the Ironwood Code of Business Conduct and Ethics.

3.	General Prohibitions

Generally speaking, U.S. securities laws prohibit “insiders” (as defined below) from buying or selling securities based on material nonpublic information within the meaning of applicable laws.  The Company seeks to comply with such laws and therefore prohibits any employee, officer, director or consultant to the Company from buying or selling common stock or other securities of the Company (including debentures, bonds and notes), or from directing trades of any securities of the Company, while that individual is aware of material, nonpublic information relating to the Company or the applicable security. The Company also prohibits any employee, officer, director or consultant to the Company from communicating such “material nonpublic information” to someone else who then acts on it by buying or selling the Company’s securities (known as “tipping”). This policy also applies to material nonpublic information about any other company with whom the Company is negotiating or does business (e.g., AbbVie Inc.). You may not trade in the securities of any company on the basis of such information, nor may you communicate information about any such company to others. Furthermore, the same restrictions apply to your Family Members and, therefore, you are also responsible for their compliance with this policy.

On a related point, no one should discuss the Company’s material nonpublic information in public areas—such as corridors, airplanes and restaurants—and care should be taken in the handling and disposal of company information, in whatever form or media (papers, computer drives, etc.) containing material nonpublic information.

The Company has adopted this policy in response to the law and also to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct and cannot afford to have it damaged.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer or the Head of Legal (or their designees) or any other employee, officer or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individuals may be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violating this Policy.”

4.	Key Terms

4.1Insider

Any person who possesses material nonpublic information is considered an insider as to that information. Insiders include the Company’s directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys.  The definition of insider is transaction specific; that is, an individual is an insider with respect to each item of material nonpublic information of which he or she is aware.

4.2	Material Information

Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material is information relating to:

◾	prescription results and trends, as well as the associated revenues, for any of the Company’s marketed products;
◾	clinical trial results for any products or product candidates in the Company’s pipeline;
◾	significant new products or discoveries, or significant developments with regard to the Company’s existing products;
◾	negotiations or other significant developments regarding a licensing arrangement, distribution agreement, joint venture, collaboration or other contract material to the Company’s business;
◾	pending FDA or other regulatory action;
◾	earnings or loss or other historical financial information;
◾	projections of future earnings or losses or other financial guidance;
◾	a pending or proposed merger, acquisition, tender offer, sale of part of the Company’s business or acquisition of another business;
◾	impending securities offerings by the Company;
◾	major events regarding the Company’s securities, including a proposed stock split or stock dividend;
◾	changes in management, the Board of Directors or other major changes in personnel;
◾	major litigation developments;
◾	impending financial problems; and
◾	other changes in the status of any of the Company’s activities which may have an adverse or favorable impact.

Other types of information may also be material; no complete list can be given.

4.3	Nonpublic

Information is “nonpublic” or “inside information” until such time that it has been made available to investors generally and the market has had time to digest it. As a general matter, Ironwood considers two trading days to be a sufficient period for new information to be absorbed and evaluated by the market.

Whether a particular item is “material” or “nonpublic” will be judged with the benefit of hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it to be material and not to have been disclosed to the public. Do not hesitate to contact Ironwood’s Chief Financial Officer or Head of Legal with any questions on this.

5.	Timing of Transactions
5.1	General Rule

If you know of material nonpublic information about the Company, you should not engage in any securities transactions before the completion of two full trading days following when the information is publicly announced in a press release or in a report filed by the Company with the Securities and Exchange Commission. If the information relates to the Company’s financial performance, you should wait until the completion of the second trading day after the Company issues its quarterly investor update. There are no exceptions to the above limitations, even for transactions that may be claimed to be justifiable for independent reasons (such as the need to raise money for an emergency expenditure).

5.2	Blackout Periods

It is a violation of this policy for directors, “officers” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and other persons who, because they are in a position to routinely become aware of material nonpublic information, are designated by the Chief Financial Officer or the Head of Legal to make any transaction in the market (purchase or sale) during a “blackout period” that covers the period from two weeks prior to the end of each calendar quarter (i.e., March, June, September and December) until the completion of two full trading days following the quarterly investor update. In addition, the Chief Financial Officer, the Head of Legal or their designees may put in place issue-specific additional blackout periods on a case-by-case basis. If you are named to an issue-specific blackout list, you will be notified by the Chief Financial Officer, the Head of Legal or their designees and shall remain subject to the prohibition against trading until such time that the Chief Financial Officer, the Head of Legal or their designees notifies you that the blackout has been lifted.

5.3	Pre-Clearance

Each director and “officer” (as defined in Section 16 of the Exchange Act) must contact the Chief Financial Officer, the Head of Legal or their designees at least forty-eight (48) hours prior to making any transaction (e.g., purchase, sale or gift) involving the Company’s securities to obtain pre-clearance of such transaction. The brokers employed by a director or such officer may be required to sign an acknowledgement of the foregoing. If clearance to engage in a trade is received, you must complete the proposed trade within two trading days or make a new trading request.

If the Company is in a blackout period, or you are otherwise in possession of material nonpublic information, you may be asked to postpone your transaction until the blackout period is lifted or you otherwise receive permission to trade from the Chief Financial Officer, the Head of Legal or their designees.

Any transaction in Company securities by a director or “officer” (as defined in Section 16 of the Exchange Act) must be reported to the Head of Legal or his or her designee on the same day in which the transaction occurs.  Compliance with this provision is imperative given the requirement of Section 16 of the Exchange Act, that directors and “officers”(as defined in Section 16 of the Exchange Act) generally must report changes in ownership of Company securities to the Securities and Exchange Commission within two (2) business days.  Each report should include the date of the transaction, quantity of securities, price and broker-dealer through which the transaction was effected, in addition to any other information requested by the Company from time to time.

5.4	Post-Termination Transactions

This policy continues to apply to transactions in Company securities even after an individual has terminated employment or other services to the Company or a subsidiary, including without limitation, if the individual is aware of material nonpublic information when the employment or service relationship terminates, he or she may not engage in any securities transactions before the completion of two full trading days following when the information is publicly announced in a press release, in a report filed by or furnished to the Company with the Securities and Exchange Commission or otherwise publicly disseminated. In addition, for the avoidance of doubt, if the individual is subject to an issue-specific blackout when the employment or service relationship terminates, he or she will continue to be subject to such blackout until notified by the Chief Financial Officer, the Head of Legal or their designee.

6.	Stock Options, Restricted Stock Units, Employee Stock Purchase Plan Shares and Transactions Not Involving a Purchase or Sale
6.1	Stock Options

The restrictions set forth herein do not apply to exercises of stock options in which an employee purchases shares of Ironwood stock pursuant to such stock options; such option exercises do not require prior approval. Any sales of shares purchased pursuant to stock options, however, are subject to the restrictions set forth in this policy. In particular, some “cashless exercises” include both exercises of options and an immediate sale of stock acquired via the option exercise; therefore, “cashless exercises” which include a sale of securities are subject to the restrictions set forth herein.

6.2	Restricted Stock Units

Similarly, the restrictions set forth herein do not apply to the issuance of shares from the Company to an employee upon the vesting of restricted stock units (“RSUs”) and to the sale of such shares by the Company to satisfy the employee’s tax obligations in connection with the vesting of RSUs, commonly known as “sell-to-cover,” which are made pursuant to the terms of the restricted stock unit award agreement or under a 10b5-1 Plan solely authorizing sell-to-cover transactions. However, any other sales of RSUs are subject to the restrictions set forth in this policy.

6.3	Employee Stock Purchase Plan

Although purchases of Ironwood stock pursuant to the Ironwood Employee Stock Purchase Plan are not subject to the restrictions set forth herein, all sales of shares purchased pursuant to such plan are subject to all the restrictions set forth in this policy.

6.4	Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this policy, unless (i) the person making the gift has reason to believe that the recipient intends to sell the Company securities while the person making the gift is aware of material nonpublic information or (ii) the person making the gift is subject to the trading restrictions specified above under the heading “Blackout Periods” and has reason to believe that a sale by the recipient of the Company securities may occur during a “blackout period.” For the avoidance of doubt, Section 5.3, Pre-Clearance, of this policy applies to gifts.

7.010b5-1 Plans

The above limitations do not apply to transactions done pursuant to a 10b5-1 Plan (as described below). A 10b5-1 Plan is a contract, instruction or written plan that sets forth a plan to sell securities in the future without any further investment decision(s) at the time of the actual trade consummation. A 10b5-1 Plan must be established (or amended, as the case may be) in good faith at a time when you were not aware of material nonpublic information, and you must act in good faith with respect to the plan. In addition, any modification or change to the amount, price or timing of a trade under a 10b5-1 Plan constitutes the adoption of a new plan with such modified terms.

Any document intended to qualify as a 10b5-1 Plan must adhere to the requirements of Rule 10b5-1, including the restrictions set forth below, and such document (including any amendments thereof) must be reviewed and approved by the Chief Financial Officer, the Head of Legal or their designees in advance of adoption or amendment of a 10b-5-1 Plan.

7.1 Cooling-off Period

In addition to the other requirements of Rule 10b5-1, each 10b5-1 Plan, including any plan amendments, revising the amount, price or timing of a trade under an existing 10b5-1 Plan, must provide for a cooling-off period prior to the commencement of trading thereunder.

All of Ironwood’s directors and “officers” (as defined in Section 16 of the Exchange Act) are subject to a cooling-off period between the plan adoption and the commencement of any trading thereunder equal to the later of (i) ninety (90) days following adoption of the plan; or (ii) two (2) business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum cooling-off period of one hundred twenty (120) days.

All others are subject to a cooling-off period of thirty (30) days between plan adoption and the commencement of any trading thereunder.

8.0Special and Prohibited Transactions

There is a heightened legal risk and the appearance of improper or inappropriate conduct if directors or “officers” (as defined in Section 16 of the Exchange Act) engage in certain types of transactions. Therefore, these individuals may not engage in any of the following transactions:

◾	Short sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited.
◾	Publicly-traded options. Given the relatively short term nature of publicly-traded options, transactions in options may create the appearance that a director or officer is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.
◾	Hedging transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or officer to continue to own Company securities obtained through employee equity incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other stockholders, and therefore they are prohibited from engaging in any such transactions.
◾	Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without consent by the broker if an individual fails to meet a margin call or by the lender in foreclosure if an individual defaults on the loan. Because a margin or foreclosure sale that occurs when an individual is aware of material nonpublic information or otherwise is not permitted to trade in Company securities would violate this Policy, directors and “officers” (as defined in Section 16 of the Exchange Act) are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. If any such individual wishes to pledge Company securities as collateral for a loan, he or she must submit a request to the Head of Legal or his or her designee prior to the proposed execution of documents evidencing the proposed pledge.

9.0Consequences of Violating this Policy

9.1The Law

U.S. laws impose heavy penalties on those who, in violation of law, either buy or sell securities while aware of material nonpublic information or pass the material nonpublic information along to others who use it to buy or sell securities. Potential punishments include a range of civil and criminal penalties, as well as the potential for imprisonment.

9.2Company Sanctions

In view of the seriousness of this matter, the Company may discipline any person who violates this policy by any appropriate means, including dismissal for cause. Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and the Company.

10.0Company Assistance & Waivers

Anyone with questions about specific transactions may obtain additional guidance from the Chief Financial Officer or the Head of Legal.  Please contact the Chief Financial Officer or the Head of Legal if you believe that a waiver under a provision of this policy is warranted. The Chief Financial Officer or the Head of Legal must obtain the approval of the CEO to grant a waiver hereunder in certain limited circumstances. In addition, a majority of the independent directors or the Audit Committee of the Board of Directors must approve a waiver for the CEO or any director.